Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Appliance Recycling Centers of America, Inc. of our report dated February 18, 2005, except for Note 3 as to which the date is March 15, 2005, relating to the consolidated financial statements of Appliance Recycling Centers of America, Inc., included in its Annual report on Form 10-K for the year ended January 1, 2005 filed with the Securities and Exchange Commission.

Minneapolis, Minnesota
June 28, 2005

McGladrey & Pullen, LLP is a member firm of RSM International, an affiliation of separate and independent legal entities.